Exhibit 99.1

Kellogg Company News
For release:	February 24, 2014
Analyst Contact:	Simon Burton, CFA (269) 961-6636
Media Contact:	Kris Charles (269) 961-3799

Kellogg Company Announces Debt Tender Offer

BATTLE CREEK, Michigan. Kellogg Company (NYSE: K) announced today it has commenced a tender offer (the “Tender Offer”) to purchase for cash up to $700.0 million combined aggregate principal amount (the “Maximum Tender Amount”) of its 2.750% Senior Notes due 2023 (the “2023 Notes”), its 3.125% Senior Notes due 2022 (the “2022 Notes”), and its 4.000% Senior Notes due 2020 (the “2020 Notes,” and collectively with the 2022 Notes and the 2023 Notes, the “Notes”). The amounts of each series of Notes that are purchased will be determined in accordance with the acceptance priority levels specified in the table below and on the cover page of the Offer to Purchase dated February 24, 2014 (the “Offer to Purchase”) in the column entitled “Acceptance Priority Level” (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level. In addition, no more than $500.0 million aggregate principal amount of the 2022 Notes and no more than $100.0 million aggregate principal amount of the 2020 Notes will be purchased (the “Tender Caps”).

The following table sets forth some of the terms of the Tender Offer:

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Early Tender Premium (per $1,000)	Fixed Spread (basis points)	Hypothetical Total Consideration (per $1,000)(2), (3)

2.750% Senior Notes due 2023	487836BL1	$400,000,000	N/A	1	2.75% U.S. Treasury Notes due 2/15/2024	FIT1	$30.00	65	$950.90

3.125% Senior Notes due 2022	487836BJ6	$700,000,000	$500,000,000	2	2.75% U.S. Treasury Notes due 2/15/2024	FIT1	$30.00	50	$991.83

4.000% Senior Notes due 2020	487836BD9	$1,000,000,000	$100,000,000	3	2.00% U.S. Treasury Notes due 11/30/2020	FIT6	$30.00	60	$1,077.47

(1)	The applicable page on Bloomberg from which the Dealer Managers will quote the bid-side prices of the applicable Reference U.S. Treasury Security.
(2)	Hypothetical Total Consideration as of 2:00 p.m., New York City time, on February 21, 2014 and assuming an Early Settlement Date of March 10, 2014.
(3)	Inclusive of the Early Tender Premium.

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on March 21, 2014, unless extended or earlier terminated by the Company (the “Expiration Date”). Tenders of Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on March 7, 2014, but may not be withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law.

The consideration paid in the Tender Offer for each series of Notes that are validly tendered will be determined in the manner described in the Offer to Purchase by reference to a fixed spread over the yield to maturity of the applicable U.S. Treasury Security specified in the table above and in the Offer to Purchase (the “Total Consideration”). Holders of the Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on March 7, 2014 (the “Early Tender Date”) and accepted for purchase will receive the applicable Total Consideration, which includes an early tender premium of $30 per $1,000 principal amount of the Notes accepted for purchase (the “Early Tender Premium”). Holders of Notes who validly tender their Notes following the Early Tender Date and on or prior to the Expiration Date will only receive the applicable “Tender Offer Consideration” per $1,000 principal amount of any such Notes tendered by such holders that are accepted for purchase, which is equal to the applicable Total Consideration minus the Early Tender Premium. The Total Consideration will be determined at 2:00 p.m., New York City time, on March 7, 2014, unless extended by the Company.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable settlement date for such Notes accepted for purchase. The settlement date for Notes that are validly tendered on or prior to the Early Tender Date is expected to be March 10, 2014, one business day following Early Tender Date (the “Early Settlement Date”). The settlement date for the Notes that are tendered following the Early Tender Date but on or prior to the Expiration Date is expected to be March 24, 2014, one business day following the Expiration Date (the “Final Settlement Date”), assuming the Maximum Tender Amount is not purchased on the Early Settlement Date.

Subject to the Tender Caps and the Maximum Tender Amount, all Notes validly tendered and not validly withdrawn on or before the Early Tender Date having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted in the Tender Offer, and all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Date having a lower Acceptance Priority Level are accepted in the Tender Offer. However, even if the Tender Offer is not fully subscribed as of the Early Tender Date, subject to the Tender Caps and the Maximum Tender Amount, Notes validly tendered and not validly withdrawn on or before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Notes of a series may be subject to proration if the aggregate principal amount of the Notes of such series validly tendered and not validly withdrawn is greater than the applicable Tender Cap or would cause the Maximum Tender Amount to be exceeded. Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Date, holders who validly tender Notes following the Early Tender Date will not have any of their Notes accepted for payment.

The Company’s obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of a number of general conditions described in the Offer to Purchase. The Company reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Offer; (ii) extend or terminate the Tender Offer; (iii) increase or decrease the Maximum Tender Amount and/or increase, decrease or eliminate one or both of the Tender Caps; or (iv) otherwise amend the Tender Offer in any respect.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as Lead Dealer Managers for the Tender Offer. The Information Agent and Tender Agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at (800) 967-4617 (toll-free) or (212) 269-5550 (collect) or email kellogg@dfking.com. Questions regarding the Tender Offer should be directed to Citigroup Global Markets Inc., Liability Management Group, at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); J.P. Morgan Securities LLC, Liability Management Group, at (866) 834-4666 (toll-free) or (212) 834-4811 (collect); or Wells Fargo Securities, LLC, Liability Management Group, at (866) 309-6316 (toll-free) or (704) 410-4760 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Kellogg Company

At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2013 sales of approximately $14.8 billion, Kellogg is the world’s leading cereal company; second largest producer of cookies and crackers; a leading producer of savory snacks; and a leading North American frozen foods company. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Frosted Flakes®, Pop-Tarts®, Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.

Forward-Looking Statements

This news release contains, or incorporates by reference, “forward-looking statements.” Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to consummate the Tender Offer. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

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